SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Crystal Decisions, Inc.

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Filed by Crystal Decisions, Inc.
Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Commission File No.: 000-31859

On July 21, 2003, Jonathan Judge, President and Chief Executive Officer of Crystal Decisions, Inc., sent an email message to customers of Crystal Decisions in connection with the announcement that Crystal Decisions had entered into an Agreement and Plan of Merger with Business Objects, S.A. The text of the email message follows.

Dear Customer:

As a valued customer of Crystal Decisions, I would like to be the first to inform you of an announcement today by Business Objects to acquire Crystal Decisions.

This transaction joins two of the strongest-performing companies in enterprise software, and the combined company will give Business Objects clear leadership in the enterprise business intelligence market. Together, we will provide customers with a clear, compelling choice to standardize on the strongest, most complete portfolio of products and services.

We are pleased to join the Business Objects team, and feel this is a perfect fit from a product, market, and cultural perspective. This combination accelerates our own plans to better serve our customers by offering a broader product line and the strength of two great organizations to ensure future development of the industry’s most innovative product suite.

The transaction will not impact the current product roadmaps for either company, and we intend to honor all current product commitments in the current calendar year. An integrated roadmap will be available at the end of the year. Phase one will focus on ensuring the two product lines work better together and should last for 12 - 24 months. Phase two will be about creating one unified product line and will be executed in the long term.

We intend to support core technologies from both product lines and we are committed to establishing a world-class support organization that leverages the resources of both organizations.

The transaction is expected to close in the fourth calendar quarter, and we intend to integrate the sales force after the close-one account manager to represent all products. In the meantime, we will continue to have separate account management and ask you to work with your current Business Objects or Crystal Decisions account management and support contacts.

I am proud that you are a customer of Crystal Decisions. You are an important asset to our company, and your satisfaction with our work continues to be top priority. I look forward to building a long and successful relationship with you as we enter the next phase of our company’s growth.

Sincerely,
Jon Judge
President and CEO, Crystal Decisions

Additional Information About the Proposed Acquisition and Where to Find It

     Business Objects and Crystal Decisions intend to file with the SEC a joint proxy statement/prospectus/information statement and other relevant materials in connection with the proposed acquisition of Crystal Decisions by Business Objects. The joint proxy statement/prospectus/information statement will be mailed to the security holders of Business Objects and Crystal Decisions. Investors and security holders of Business Objects and Crystal Decisions are urged to read the joint proxy statement/prospectus/information statement and the other relevant materials when they become available because they will contain important information about Business Objects, Crystal Decisions and the proposed acquisition. The joint proxy statement/prospectus/information statement and other relevant materials (when they become available), and any other documents filed by Business Objects or Crystal Decisions with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Business Objects by contacting Business Objects Investor Relations, 3030 Orchard Parkway, San Jose, California, 95134, 408-953-6000. Investors and security holders may obtain free copies of the documents filed with the SEC by Crystal Decisions by contacting Crystal Decisions Investor Relations, 895 Emerson Street, Palo Alto, California, 94301, 800-877-2340. Investors and security holders of Business Objects are urged to read the joint proxy statement/prospectus/information statement and the other relevant materials when they become available before making any voting decision with respect to the proposed acquisition.

     Forward-Looking Statements

     This document contains forward-looking statements that involve risks and uncertainties concerning the proposed acquisition of Crystal Decisions by Business Objects and Crystal Decision’s strategic and operational plans. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the transaction will not close, that the closing may be delayed or that the companies may be required to modify aspects of the transaction to achieve regulatory approval; the reaction of customers of Crystal Decisions and Business Objects to the transaction; Business Objects’ ability to successfully integrate Crystal Decisions’ operations and employees; Business Objects’ ability to transition Crystal Decisions’ customers; the introduction of new products by competitors or the entry of new competitors into the markets for Crystal Decisions and Business Objects products; and economic and political conditions in the U.S. and abroad. More information about potential factors that could affect Crystal Decisions’ business and financial results is included in Crystal Decisions’ Annual Report on Form 10-K for the fiscal year ended June 28, 2002, Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2003 and Crystal Decisions’ Registration Statement on Form S-1 and all amendments thereto, initially filed by Crystal Decisions on May 23, 2003, including (without limitation) under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are on file with the Securities and Exchange Commission (“SEC”) and available at the SEC’s website at www.sec.gov. Crystal Decisions assumes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances after the date hereof.